Exhibit 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-7708) and the Registration Statements on Form S-8 (No. 333-63393, No. 333-77879, No. 333-86069, No. 333-86071 and No. 333-30512) of CSK Auto Corporation of our report dated March 18, 2004, except as to Note 19, for which the date is April 5, 2004, relating to the consolidated financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated March 18, 2004, except as to Note 19, for which the date is April 5, 2004, relating to the financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona
April 14, 2004